Exhibit 10.20

Business consignment agreement

ONODERA FOOD SERVICE CO., LTD. (hereinafter referred to as “First Party”) and NN Asset Management Co., Ltd. (hereinafter referred to as “Second Party”) hereby enter into a business consignment agreement as follows.

Article 1

The First Party shall entrust to the Second Party operational support related to all food service business operated by the First Party and the First Party’s group companies, and the Second Party shall engage in such business as the vice president of the First Party.

Article 2

The First Party’s business consignment fee for the Second Party will be 2,000,000 Japanese Yen (excluding tax) per month, and actual expenses of activities incurred under this contract will be borne by the First Pary in accordance with its company regulations and within the scope of the same regulations.

The Second Party will be reimbursed the actual expenses for activities described in the preceding paragraph after prior consultation with the First Party, and the First Party will make settlement after confirming the details of the expenditures.

Article 3

Other expenses, etc. not specified above shall comply with the company regulations of the First Party.

Article 4

The First Party may request the Second Party to report on the contents of the advisor, the status of activities, etc.

Article 5

The First Party and the Second Party may terminate this Agreement, in whole or in part, without any notice, if the other party falls under any of the following items:

(1)	If the other party has violated this Agreement and has failed to rectify the violation despite the other party’s notice specifying a reasonable period of time

(2)	If there has been a serious breach of trust

(3)	If any other cause has occurred that makes it difficult to continue this Agreement

Article 6

The First Party shall transfer the business consignment fees provided for in Article 2 to the following account designated by the Second Party for the current month by the last day of the current month: The actual cost of activities shall be paid promptly after the First Party confirms the contents based on the report from the Second Party, and the transfer fee shall be borne by the First Party.

Ο Ο Bank Ο Ο Branch Ο Deposit x x x x x x x x x x

Account Name ○○○○

Article 7

The Second Party shall strictly observe confidentiality and shall not disclose or divulge to any other third party with regard to confidential business matters of the First Party which have become known by this Agreement. However, this shall not apply when confidential matters become public knowledge or disclosure is required under laws and regulations, etc.

2	Upon termination of this Agreement, the provisions of this Article shall remain in force.

Article 8

The term of this Agreement shall be one year from February 1, 2024 to January 31, 2025. However, it may be extended based on the agreement of both the First Party and the Second Party.

2 If both the First Party and the Second Party agree, this Agreement may be terminated before the expiration of the contract period.

3 If the termination date falls in the middle of the month, the business consignment fee shall be paid on a prorated basis.

Article 9

The first party and the second party shall declare to the other party that they do not fall under any of the following items (Hereinafter collectively referred to as “Organized Crime Group Members, etc.”.), and that they do not fall under any of the following items, and that they do not fall under any of the following items for the effective period of this Agreement:

(1) Having a relationship in which an organized crime group member, etc. is deemed to have control over management

(2) Having a relationship in which an organized crime group member, etc. is deemed to have substantial involvement in management

(3) Having a relationship that is found to unjustly exploit an organized crime group member, etc., such as for the purpose of gaining the illicit benefit of oneself, oneself, or a third party, or for the purpose of inflicting damage on a third party;

(4) Having a relationship that is found to be involved in providing funds, etc. or providing favors to an organized crime group member, etc;

(5) Having a socially reprehensible relationship with an organized crime group member, etc. by an officer or a person substantially involved in management;

2 The First Party and the Second Party affirm that they will not engage in any of the following acts by themselves or by using a third party:

(1) violent acts of demand

(2) unreasonable demand beyond legal responsibility

(3) an act of threatening speech or use of violence in connection with a transaction

(4) an act of spreading rumors, using deception or force to damage the reputation of the other party or obstruct the business of the other party

(5) any other act equivalent to the preceding items

3 If the other party violates the representations and commitments set forth in the preceding two paragraphs, the First Party or the Second Party may immediately terminate this Agreement without any notice. In this case, the person who has cancelled such cancellation shall not be required to compensate the other party for damages. In addition, the person who has cancelled such cancellation shall compensate the other party for all damages if such cancellation causes damages.

4 The First Party and the Second Party shall immediately report to the other party any unreasonable intervention by an organized crime group member, etc. in connection with transactions under this Agreement.

Article 10

Matters not included in this Agreement shall be discussed by both the First Party and the Second Party.

Article 11

The Tokyo District Court shall be the court with exclusive jurisdiction in the first instance of litigation concerning this Agreement.

2 Upon termination of this Agreement, the provisions of this Article shall remain in force.

Upon the conclusion of this Agreement, the First Party and the Second Party shall prepare and electronically sign this Electronic Agreement File. In this Agreement, the Electronic Agreement File, which is electronic data, shall be the original, and the printed document thereof shall be a copy thereof.

January 24, 2024

(A)	ONODERA Food Service Co., Ltd.

1-1-3 Otemachi, Chiyoda-ku, Tokyo

Shinji Nagao, Representative Director

(B)	NN Asset Management Co., Ltd.

1 3 39 Ark Towers E1608 Roppongi, Minato-ku, Tokyo

Noboru Niida, Representative Director